Exhibit 99-1


Vectren Corporation

                                                     P.O. Box 209

                                                     Evansville, IN 47702-0209
November 20, 2002

FOR IMMEDIATE RELEASE


                 Vectren's Annual Analyst Seminar to be Webcast

EVANSVILLE, Indiana - Vectren Corporation (NYSE: VVC) will Webcast its annual analyst seminar to be held on Thursday, November 21, 2002 from 8:30 to 11:30 a.m. EST in New York City. Leadership will discuss in-depth the Company's corporate strategies, as well as financial and operating results.
Interested parties may listen to the webcast live and in replay, as well as view accompanying slide presentations via the Analyst Seminar Webcast link on Vectren's website at www.vectren.com.

Included in the presentation will be a discussion of 2002 expected results of $1.70 to $1.75 and Vectren's long-term growth strategy in the range of 5 to 7 percent.

For those unable to participate during the live webcast, the call will be archived on the company's website until December 31, 2002.

Vectren Corporation is a well-positioned Midwest utility headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Investor Contact: Steven M. Schein, VP/Investor Relations (812) 491-4209 sschein@vectren.com

Media Contact: Jeffrey W. Whiteside, VP/Corporate Communications (812) 491-4205 jwhiteside@vectren.com